Exhibit 10.15

ATS

Leadership Bonus Plan

Effective January 1, 2017

PURPOSE

The Leadership Incentive Plan (the “Plan”) is an annual incentive plan intended to motivate and reward those employees in eligible leadership positions (“Participants”) with an annual incentive opportunity geared toward the achievement of goals within their business units of ATS Consolidated, Inc. (the “Company” or “ATS”).  Bonuses under this plan are based on various weighted combination of two criteria:  1) individual contributions and results, and 2) Company performance and metrics.   Incentive bonuses are calculated as a percent of a Participant’s base salary actually paid during the Plan year (the “Target”).  See Exhibit 1.

ELIGIBILITY

To be eligible to participate in the Plan, an employee must be an active, full-time, salaried employee of the Company, who is classified into an eligible management job title in the Human Resources Information System (HRIS).  Participation in the Plan is automatic as of the date the eligible candidates are promoted, newly hired or transferred into an eligible job.  Typically, those employees in a leadership job at a Management Level 3 and above will participate in the program.  There are some specially approved exceptions to this.  All exceptions must be approved by the Company President, in his sole discretion.

In order to receive an Incentive Bonus payment for a Plan Year, a Participant must be employed by the Company on the date the Company pays the Incentive Bonus for the Plan Year (the “Payment Date”).  The Company may, in its sole and absolute discretion, pay all or a pro rata portion of an Incentive Bonus to a Participant who was terminated by the Company without cause after the end of the Plan Year but before the Payment Date.  Participants who voluntarily terminate their employment or who are terminated by the Company for cause prior to the Payment Date shall not be entitled to any Incentive Bonus amount under the Plan, including any pro-rated amount.

If a Participant transfers out of an Incentive Bonus eligible position during the Plan Year, his/her participation in the plan will stop as of that date and the Participant will be paid for a pro rata portion of any applicable Incentive Bonus, provided he/she is remains an Employee on the Payment Date and the other conditions for receiving an Incentive Bonus are met.

Neither the establishment of the Plan, nor the provision for or payment of any amounts hereunder, nor any action of the Company shall be held or construed to confer upon any Participant or other person or entity any legal right to receive, or possess any interest in, an Incentive Bonus, or any legal right to be continued in the employ of the Company for any particular period of time.  Participation in the Plan does not change the “at will” nature of a Participant’s employment with the Company.

PLAN GUIDELINES

•	The Plan Year is January 1 – December 31.

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During the first quarter of any Plan year, the Company will communicate financial targets and individual Target amounts.  Participants will be notified of their participation and their Target Incentive Bonus shortly thereafter.

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No payments will be made to Participants unless the Company, or the applicable business unit, meets at least 80% of its Financial Goal for the Plan Year (which is the EBIT amount as set by the Chief Financial Officer and as approved by the President).  See Exhibit 2.  A Participant is not eligible to receive, pending approval, any Incentive Bonus based on individual performance (Goals and Controls) unless the Participant’s manager determines that the Participant successfully completed his/her Goals and Controls for the year and adhered to the Company’s values.

•	All individual Incentive Bonuses must be approved by the President prior to payment.

•	Payment of Commissions under the Plan may not be deferred by the Participant or the Company and must be paid in accordance with the terms of the Plan.

•	Subject to all other requirements of this Plan, the Payment Date shall be within 60 days after the Company’s books are closed for the fiscal year.

•	All Incentive Bonuses will be calculated based on actual paid base wages during the Plan Year.

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All Incentive payments are subject to appropriate federal, state and local withholding and any other deductions required by applicable law.  Incentive payments will be taxed as supplemental wages, which is different than the withholding tax on regular wages.

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Unless otherwise specified, Participants will have their regular 401(k) deduction withheld from their Incentive payment according to each Participant’s 401(k) election as in effect on the payment date, subject to the applicable annual maximum contribution limit.  If a Participant wishes to change the amount withheld from any incentive payment for contribution to the Participant’s 401(k) account from the Participant’s then-current 401(k) election, it is the Participant’s responsibility to timely designate how much, if any, additional (or reduced) 401(k) contribution should be withheld from any incentive payment.

•	No Participant, or any other party, claiming an interest in amounts earned under the Plan shall have any interest whatsoever in any specific asset of the Company.

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The Company shall have the absolute and discretionary right to adjust the Financial Goal during a Plan Year if it determines that external changes or other business conditions require changes to be made. Any such adjustment shall apply to all Plan Participants.

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In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, spin-off, reorganization or liquidation, any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all, or substantially all, the assets of the Company, the Company will select, prior to the consummation of the Transaction, one of the following alternatives: this Plan: a) shall remain in effect in accordance with its terms; b) shall remain in effect in accordance with its terms but shall be assumed by the surviving corporation; or c) will have any future accruals terminate as of the consummation of the Transaction and all Bonuses shall be pro-rated based upon the number of days that have elapsed in the Plan Year, and paid within 2.5 months after completion of the applicable Plan Year.

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In the event any provision of the plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not be included.

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The Company may, from time to time; amend, suspend, or terminate in whole or in part, and if suspended or terminated, may reinstate, any or all of the provisions of the Plan.  The Company also has the sole and absolute discretion to determine the standard or formula pursuant to which each Participant’s Bonus shall be calculated, whether all or any portion of the Bonus so calculated will be paid, and the specific amount [if any] to be paid to each Participant.  The Company reserves the sole and absolute right to interpret the Plan.

•	Any exceptions to this Plan document must be approved in writing by both the CEO/President and the Chief People Officer prior to communication to any Participant.

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All questions pertaining to the construction, regulation, validity, and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Arizona. This Agreement will be construed in accord with, and any dispute or controversy arising from any breach or asserted breach of this Agreement will be governed by, the laws of the State of Arizona without reference to principles of conflicts of law thereof. In the event of any proceeding to enforce any provision of this Agreement, the prevailing party shall recover its attorneys’ fees, expenses, and costs of investigation.

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Code Section 409A.  The benefits provided under this Plan shall be paid in such a manner to satisfy the short-term deferral exception to the application of Code Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  To the extent that those benefits become subject to Section 409A of the Code, the terms of this Plan shall be construed and administered in a manner calculated to meet the requirements of Section 409A, or an exception thereto, and all applicable guidance, rulings and regulations. To the extent a provision of the Plan is contrary to or fails to address the minimum requirements of Section 409A of the Code and all applicable guidance, rulings and regulations, the Company may, in its sole discretion take such steps as it deems reasonable to provide the coverage or benefits provided  under the Plan so as to comply with Section 409A of the Code and all applicable guidance rulings and regulations; provided, however, that any and all tax liability and penalties resulting from non-compliance with Section 409A of the Code shall remain the employee’s sole responsibility. Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to Employee. Employee shall be solely responsible for the tax consequences with respect to all amounts payable under this Agreement, and in no event shall the Company have any responsibility or liability if this Agreement does not meet any applicable requirements of Section 409A.

This Plan supersedes any other incentive, bonus, or sales plan that may have previously been applicable to the Participant. The Company reserves the right to discontinue, amend, alter, or modify this Plan at any time, as it may deem necessary or appropriate, in its discretion. The Company will administer this Plan in accordance with all federal, state, and local laws. Nothing in this Plan is a guarantee of continued employment.  All employment with the Company is terminable at any time by either party, with or without cause, and can be changed only by a legally binding, written agreement signed by an authorized representative of the Company. An example would be an employment contract for a specific period of time.

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